Exhibit (a)(5)(D)

FOR:	EMPIRE RESOURCES, INC.
COMPANY CONTACT:	David Kronfeld (917) 408-1940; dkronfeld@empireresources.com

FOR IMMEDIATE RELEASE

EMPIRE RESOURCES ANNOUNCES FINAL RESULTS OF ITS TENDER OFFER

FORT LEE, N.J. – July 6, 2012 – Empire Resources, Inc. (OTCQX: ERSO) announced today the final results of its tender offer to purchase for cash up to 1,000,000 shares of its common stock, $0.01 par value, at a price of $3.00 per share. The tender offer expired at 12:00 midnight, New York City time, on June 29, 2012.

Based on the final count by American Stock Transfer & Trust Company, the depositary for the tender, 600,271 shares of common stock were properly tendered and not properly withdrawn. All such shares purchased in the tender offer will be purchased at the same price of $3.00 per share. As such, Empire Resources has accepted for purchase all of the shares tendered, at a purchase price of $3.00 per share, for a total cost of $1,800,813.00, excluding fees and expenses related to the tender.

Following consummation of the tender offer, Empire Resources has 8,594,654 shares of common stock outstanding.

The depositary will promptly issue payment for the shares validly tendered and accepted for purchase in accordance with the terms and conditions of the tender offer. Shares tendered and not accepted for purchase will be returned promptly to stockholders by the depositary.

Investor questions concerning the tender offer may be directed to the information agent, D.F. King & Co., Inc., at (800) 488-8035.

About Empire Resources, Inc.

Empire Resources, Inc. is a distributor of a wide range of semi-finished metal products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Brazil, Australia, New Zealand and Europe. It maintains supply contracts with mills in various parts of the world. For additional information about Empire Resources, Inc., please visit http://www.empireresources.com.

Forward-Looking Statements

This press release contains forward-looking statements. Such statements involve various risks that may cause actual results to differ materially. These risks include, but are not limited to, the ability of Empire Resources to grow internally or by acquisition and to integrate acquired businesses, not being able to improve operating margins and efficiencies, changing industry and competitive conditions, and other risks referred to in Empire Resources’ publicly available statements and periodic reports.